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                                                                      EXHIBIT 11
                      NATIONAL AUTO FINANCE COMPANY, INC.
                    Computation of Earnings per Common Share
                (Unaudited, in thousands, except per share data)

                                                                          Three Months Ended
                                                                               March 31,
                                                                        ----------------------
                                                                           1998         1997
                                                                        ---------    ---------
Average number of common shares outstanding . . . . . . . . . . .           9,031       6,898

Common equivalent shares outstanding:

Stock options (1) . . . . . . . . . . . . . . . . . . . . . . . .              --          --
                                                                          -------      ------

Total common and common equivalent shares outstanding . . . . . .           9,031       6,898
                                                                          =======      ======

Net loss attributed to common shareholders  . . . . . . . . . . .       $  (5,172)   $ (6,173)
                                                                          =======      ======

Loss per common share (basic and diluted) . . . . . . . . . . . .       $   (0.57)   $  (0.89)
------------------------                                                  =======      ======

(1) Stock options are excluded from the computation of diluted loss per common share as the effect of such options would be anti-dilutive.





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